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                     [Letterhead of Pender Newkirk & Company]






March 12, 2002



Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, DC. 20549

Re: On The Go Healthcare, Inc.
    File Reference No. 333-61538


Dear SEC Representative:

We have read the statements regarding the recent change of auditors that we understand On the Go Healthcare, Inc will include under Item 5 of the Form 10-QSB quarterly report for the quarterly period ended January 31, 2002 it will file. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 5.

Very truly Yours,


/s/Pender Newkirk & Company

Pender Newkirk & Company
Certified Public Accountants


PNC/lsl

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